Exhibit 99.1

ALTRIA REPORTS 2024 SECOND-QUARTER AND FIRST-HALF RESULTS;
NARROWS 2024 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - July 31, 2024 - Altria Group, Inc. (NYSE: MO) today reports our 2024 second-quarter and first-half business results and narrows our guidance for 2024 full-year adjusted diluted earnings per share (EPS).

“Altria’s momentum continues to build as we pursue our Vision to responsibly lead the transition of adult smokers to a smoke-free future,” said Billy Gifford, Altria’s Chief Executive Officer. “In the second quarter, our companies’ innovative smoke-free products delivered strong share and volume performance, and we hit meaningful milestones that we believe set us up for future success. NJOY received the first and only marketing granted orders from the FDA for menthol e-vapor products, and we submitted PMTA applications to the FDA for next generation NJOY and on! products.”

“Our traditional tobacco businesses also remained resilient, despite a challenging operating environment. Our highly cash generative businesses supported continued investments in our innovative product efforts, and we returned significant value to shareholders during the first half of the year, with more than $5.8 billion delivered to shareholders through share repurchases and dividends.”

First-half adjusted diluted EPS declined by 1.6%, consistent with our guidance expectations for growth to be weighted to the second half of the year. We are narrowing our full-year 2024 guidance and now expect to deliver adjusted diluted EPS in a range of $5.07 to $5.15. This range represents an adjusted diluted EPS growth rate of 2.5% to 4.0% from a base of $4.95 in 2023.

Altria Headline Financials[1]

($ in millions, except per share data)	Q2 2024	Change vs. Q2 2023	First Half 2024	Change vs. First Half 2023
Net revenues	$6,209	(4.6)%	$11,785	(3.6)%
Revenues net of excise taxes	$5,277	(3.0)%	$9,994	(2.0)%

Reported tax rate	25.7%	1.1 pp	24.5%	(1.6) pp
Adjusted tax rate	24.3%	(0.4) pp	24.5%	(0.3) pp

Reported diluted EPS[2]	$2.21	85.7%	$3.41	56.4%
Adjusted diluted EPS[2]	$1.31	—%	$2.46	(1.6)%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on July 31, 2024 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY
Business Results
Second Quarter:
•NJOY consumables reported shipment volume increased 14.7% sequentially to 12.5 million units.
•NJOY devices reported shipment volume increased 80.0% sequentially to 1.8 million units.
•NJOY retail share in the U.S. multi-outlet and convenience channel increased 1.3 share points sequentially to 5.5%.
First Half:
•NJOY consumables reported shipment volume was 23.4 million units.
•NJOY devices reported shipment volume was 2.8 million units.
•NJOY retail share in the U.S. multi-outlet and convenience channel was 4.8%.

Smoke-free Product Portfolio Update
Marketing Granted Orders (MGOs)
•In June 2024, NJOY received marketing authorizations from the FDA for four menthol e-vapor products, including NJOY ACE Pod Menthol 2.4% and 5%, NJOY DAILY Menthol 4.5% and NJOY DAILY Extra Menthol 6%. NJOY has the first and only menthol e-vapor products authorized by the FDA.
•Under the terms of the agreement pursuant to which we acquired NJOY (the Merger Agreement), we were obligated to make cash payments totaling $250 million if the FDA issued MGOs for NJOY menthol pod products. As a result, once the FDA issued MGOs for NJOY menthol products in June 2024, we made these payments in July 2024. Additionally, we recorded a pre-tax charge of approximately $140 million during the second quarter of 2024, related to a change in the fair value of the contingent payments as part of the NJOY acquisition.
Premarket Tobacco Product Application (PMTA) Submissions
•NJOY submitted a supplemental PMTA to the FDA to commercialize and market the NJOY ACE 2.0 device, which incorporates access restriction technology designed to prevent underage use. In addition, NJOY re-submitted PMTAs for blueberry and watermelon pod products that work exclusively with the 2.0 device. Under the terms of the Merger Agreement, upon the FDA issuance of MGOs with respect to NJOY blueberry and watermelon pod products, we are obligated to make cash payments totaling $250 million.
•Helix submitted PMTAs to the FDA for on! PLUS, an innovative pouch product made using our proprietary “soft-feel” material. The PMTAs were submitted for three varieties: tobacco, mint and wintergreen, each in three different nicotine strength options.

Cash Returns to Shareholders
Share Repurchase Program
•We completed our $2.4 billion accelerated share repurchase program (ASR program), which was announced during the first quarter of 2024. Under the ASR program, we repurchased 53.9 million shares at an average price of $44.50.
•As of June 30, 2024, we had $990 million remaining under our currently authorized $3.4 billion share repurchase program, which we expect to complete by December 31, 2024. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
Dividends
•We paid dividends of $1.7 billion and $3.4 billion in the second quarter and first half, respectively. Future dividend payments remain subject to the discretion of our Board.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•We recently published the following materials that highlight our responsibility efforts and initiatives:
◦2023 Reduce Harm of Tobacco Products Snapshot;
◦2023 Prevent Underage Use Snapshot;
◦2023 Support Our People & Communities Snapshot; and
◦2023 Engage & Lead Responsibly Report.

2024 Full-Year Guidance
We narrow our guidance for 2024 full-year adjusted diluted EPS to be in a range of $5.07 to $5.15, representing a growth rate of 2.5% to 4.0% from a base of $4.95 in 2023. We expect 2024 adjusted diluted EPS growth to be weighted to the second half of the year. Our guidance includes the impact of two additional shipping days in 2024, both of which occur in the second half, and assumes limited impact on combustible and e-vapor product volumes from enforcement efforts in the illicit e-vapor market.
While our 2024 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit e-vapor enforcement and (iv) regulatory, litigation and legislative developments.
Our 2024 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses.
We now expect our 2024 full-year adjusted effective tax rate to be in a range of 24.0% to 25.0%.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (NPM Adjustment Items). See Table 1 below for the income and expense items for the second quarter and first half of 2024.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Second Quarter
•Net revenues decreased 4.6% to $6.2 billion, primarily driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 3.0% to $5.3 billion.
•Reported diluted EPS increased 85.7% to $2.21, primarily driven by the gain on the sale of the IQOS Tobacco Heating System commercialization rights, lower tobacco and health and certain other litigation items and fewer shares outstanding, partially offset by lower reported operating companies income (OCI), which includes a non-cash impairment of the Skoal trademark, and a change in the fair value of contingent payments associated with the acquisition of NJOY.
•Adjusted diluted EPS was unchanged at $1.31, as lower adjusted OCI was offset by fewer shares outstanding.
First Half
•Net revenues decreased 3.6% to $11.8 billion, driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment and the all other category. Revenues net of excise taxes decreased 2.0% to $10.0 billion.
•Reported diluted EPS increased 56.4% to $3.41, primarily driven by the gain on the sale of the IQOS Tobacco Heating System commercialization rights, 2023 charges related to our former investment in JUUL Labs, Inc. (JUUL), lower tobacco and health and certain other litigation items, fewer shares outstanding and the partial sale of our investment in ABI and related favorable income tax items. These items were partially offset by lower reported OCI, which includes a non-cash impairment of the Skoal trademark, and a change in the fair value of contingent payments associated with the acquisition of NJOY.
•Adjusted diluted EPS decreased 1.6% to $2.46, primarily driven by lower adjusted OCI, partially offset by fewer shares outstanding.

Table 1 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Reported diluted EPS	$2.21	$1.19	85.7%	$3.41	$2.18	56.4%
Acquisition and disposition-related items	(1.09)	—		(1.09)	—
Asset impairment	0.15	—		0.15	—
Tobacco and health and certain other litigation items	0.02	0.12		0.03	0.17
Loss on disposition of JUUL equity securities	—	—		—	0.14
ABI-related special items	0.01	—		(0.02)	(0.01)
Cronos-related special items	—	—		0.01	0.02
Income tax items	0.01	—		(0.03)	—
Adjusted diluted EPS	$1.31	$1.31	—%	$2.46	$2.50	(1.6)%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
Acquisition and Disposition-Related Items
In the second quarter and first half of 2024, we recorded acquisition and disposition-related items of $2.6 billion (or $1.09 per share), primarily related to a pre-tax gain of $2.7 billion upon the assignment of the IQOS Tobacco Heating System commercialization rights to Philip Morris International Inc. in April 2024, partially offset by a pre-tax charge related to a change in the fair value of the contingent payments associated with the acquisition of NJOY.
Asset Impairment
In the second quarter and first half of 2024, we recorded a non-cash, pre-tax charge of $354 million (or $0.15 per share) for an impairment of the Skoal trademark.
Tobacco and Health and Certain Other Litigation Items
In the second quarter and first half of 2024, we recorded pre-tax charges of $44 million (or $0.02 per share) and $68 million (or $0.03 per share), respectively, for tobacco and health and certain other litigation items.
In the second quarter and first half of 2023, we recorded pre-tax charges of $290 million (or $0.12 per share) and $401 million (or $0.17 per share), respectively, for tobacco and health and certain other litigation items and related interest costs. The charges in the second quarter of 2023 were primarily driven by our settlement of JUUL-related litigation.
Loss on Disposition of JUUL Equity Securities
In the first half of 2023, we recorded a non-cash, pre-tax loss of $250 million (or $0.14 per share) related to the disposition of our former investment in JUUL. We recorded a corresponding adjustment to the JUUL tax valuation allowance.
ABI-Related Special Items
In the first half of 2024, ABI-related special items included net pre-tax income of $62 million (or $0.02 per share), primarily related to our pre-tax gain on the partial sale of our investment in ABI, partially offset by transaction costs.
The ABI-related special items include our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Cronos-Related Special Items
In the first half of 2023, Cronos-related special items included pre-tax losses of $30 million (or $0.02 per share), substantially all of which related to our share of special items recorded by Cronos. We recorded a corresponding adjustment to the Cronos tax valuation allowance.
Income Tax Items
In the first half of 2024, we recorded income tax items of $52 million (or $0.03 per share), due primarily to an income tax benefit from the partial release of a valuation allowance on JUUL-related losses, partially offset by interest expense on tax reserves recorded in prior years. The valuation allowance release was due to the capital gain associated with the partial sale of our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues decreased 5.6%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 4.0%.
•Reported OCI decreased 1.4%, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs, partially offset by higher pricing and lower selling, general and administrative (SG&A) costs, which include lower tobacco and health and certain other litigation items.
•Adjusted OCI decreased 2.0%, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs, partially offset by higher pricing and lower SG&A costs. Adjusted OCI margins increased by 1.2 percentage points to 61.6%.
First Half
•Net revenues decreased 4.7%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 3.2%.
•Reported OCI decreased 1.9%, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs, partially offset by higher pricing and lower SG&A costs, which include lower tobacco and health and certain other litigation items.
•Adjusted OCI decreased 2.3%, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs, partially offset by higher pricing and lower SG&A costs. Adjusted OCI margins increased by 0.6 percentage points to 61.0%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Net revenues	$5,495	$5,820	(5.6)%	$10,401	$10,910	(4.7)%
Excise taxes	(908)	(1,041)		(1,742)	(1,969)
Revenues net of excise taxes	$4,587	$4,779	(4.0)%	$8,659	$8,941	(3.2)%

Reported OCI	$2,807	$2,846	(1.4)%	$5,246	$5,349	(1.9)%
NPM Adjustment Items	—	—		(6)	—
Tobacco and health and certain other litigation items	20	40		38	52
Adjusted OCI	$2,827	$2,886	(2.0)%	$5,278	$5,401	(2.3)%
Reported OCI margins [1]	61.2%	59.6%	1.6 pp	60.6%	59.8%	0.8 pp
Adjusted OCI margins [1]	61.6%	60.4%	1.2 pp	61.0%	60.4%	0.6 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 13.0%, primarily driven by the industry’s decline rate (impacted by macroeconomic pressures on ATC discretionary income and the growth of illicit e-vapor products), trade inventory movements and retail share losses.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11%.
•When adjusted for trade inventory movements, total estimated domestic cigarette industry volume decreased by an estimated 9.5%.
•Reported cigar shipment volume decreased 0.9%.

First Half
•Smokeable products segment reported domestic cigarette shipment volume decreased 11.5%, primarily driven by the industry’s decline rate (impacted by macroeconomic pressures on ATC discretionary income and the growth of illicit e-vapor products), retail share losses and trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10.5%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 3.4%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Cigarettes:
Marlboro	16,316	18,506	(11.8)%	31,289	34,902	(10.4)%
Other premium	826	954	(13.4)%	1,573	1,779	(11.6)%
Discount	756	1,101	(31.3)%	1,486	2,149	(30.9)%
Total cigarettes	17,898	20,561	(13.0)%	34,348	38,830	(11.5)%

Cigars:
Black & Mild	460	465	(1.1)%	877	908	(3.4)%
Other	2	1	100.0%	2	2	—%
Total cigars	462	466	(0.9)%	879	910	(3.4)%

Total smokeable products	18,360	21,027	(12.7)%	35,227	39,740	(11.4)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
Second Quarter
•Marlboro retail share of the total cigarette category was 42.0%, a decrease of 0.1 share point versus the prior year and unchanged sequentially. Additionally, Marlboro share of the premium segment was 59.4%, an increase of 0.7 share points versus the prior year and 0.1 share point sequentially.
•The cigarette industry discount retail share was 29.3%, an increase of 1.0 share point versus the prior year and 0.2 share points sequentially, primarily due to increased macroeconomic pressures on ATC discretionary income.
First Half
•Marlboro retail share of the total cigarette category was 42.0%, a decrease of 0.1 share point. Additionally, Marlboro share of the premium segment was 59.3%, an increase of 0.7 share points.
•The cigarette industry discount retail share was 29.2%, an increase of 0.9 share points, primarily due to increased macroeconomic pressures on ATC discretionary income.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2024	2023	Percentage point change	2024	2023	Percentage point change
Cigarettes:
Marlboro	42.0%	42.1%	(0.1)	42.0%	42.1%	(0.1)
Other premium	2.2	2.3	(0.1)	2.3	2.3	—
Discount	2.0	2.5	(0.5)	2.0	2.6	(0.6)
Total cigarettes	46.2%	46.9%	(0.7)	46.3%	47.0%	(0.7)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues increased 4.6%, primarily driven by higher pricing and lower promotional investments, partially offset by a higher percentage of on! shipment volume relative to MST versus the prior year (mix change) and lower MST shipment volume. Revenues net of excise taxes increased 5.5%.
•Reported OCI decreased 78.1%, primarily driven by a non-cash impairment of the Skoal trademark, mix change, higher costs and lower MST shipment volume, partially offset by higher pricing and lower promotional investments.
•Adjusted OCI increased 1.8%, primarily driven by higher pricing and lower promotional investments, partially offset by mix change, higher costs and lower MST shipment volume. Adjusted OCI margins decreased by 2.4 percentage points to 65.6%.
First Half
•Net revenues increased 4.1%, primarily driven by higher pricing and lower promotional investments, partially offset by lower MST shipment volume and mix change. Revenues net of excise taxes increased 5.0%.
•Reported OCI decreased 38.1%, primarily driven by a non-cash impairment of the Skoal trademark, lower MST shipment volume, mix change and higher costs, partially offset by higher pricing and lower promotional investments.
•Adjusted OCI increased 3.1%, primarily driven by higher pricing and lower promotional investments, partially offset by lower MST shipment volume, mix change and higher costs. Adjusted OCI margins decreased by 1.2 percentage points to 67.5%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Net revenues	$711	$680	4.6%	$1,362	$1,308	4.1%
Excise taxes	(24)	(29)		(49)	(57)
Revenues net of excise taxes	$687	$651	5.5%	$1,313	$1,251	5.0%

Reported OCI	$97	$443	(78.1)%	$532	$859	(38.1)%
Asset impairment	354	—		354	—
Adjusted OCI	$451	$443	1.8%	$886	$859	3.1%
Reported OCI margins [1]	14.1%	68.0%	(53.9) pp	40.5%	68.7%	(28.2) pp
Adjusted OCI margins [1]	65.6%	68.0%	(2.4) pp	67.5%	68.7%	(1.2) pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 1.8%, primarily driven by retail share losses, partially offset by the industry’s growth rate, trade inventory movements and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 3%.
First Half
•Oral tobacco products segment reported domestic shipment volume decreased 2.5%, primarily driven by retail share losses, partially offset by the industry’s growth rate, calendar differences and other factors. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 3.5%.

•Total oral tobacco industry volume increased by an estimated 9% for the six months ended June 30, 2024, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Copenhagen	103.9	114.9	(9.6)%	203.0	223.9	(9.3)%
Skoal	37.5	42.6	(12.0)%	74.2	82.9	(10.5)%
on!	41.2	30.0	37.3%	74.5	55.2	35.0%
Other	18.1	16.9	7.1%	33.6	33.0	1.8%
Total oral tobacco products	200.7	204.4	(1.8)%	385.3	395.0	(2.5)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Second Quarter
•Oral tobacco products segment retail share was 37.9%, as share declines for MST products were primarily driven by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.1%, an increase of 1.2 share points versus the prior year and 1.0 share point sequentially.
•The U.S. nicotine pouch category grew to 41.6% of the U.S. oral tobacco category, an increase of 12.3 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 19.4%, a decrease of 4.2 share points versus the prior year and an increase of 1.8 share points sequentially.
First Half
•Oral tobacco products segment retail share was 37.9%, as share declines for MST products were primarily driven by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 7.6%, an increase of 0.9 share points versus the prior year.
•The U.S. nicotine pouch category grew to 40.9% of the U.S. oral tobacco category, an increase of 12.9 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 18.5%, a decrease of 5.4 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2024	2023	Percentage point change	2024	2023	Percentage point change
Copenhagen	19.5%	24.2%	(4.7)	19.8%	24.7%	(4.9)
Skoal	7.7	9.6	(1.9)	7.9	9.9	(2.0)
on!	8.1	6.9	1.2	7.6	6.7	0.9
Other	2.6	3.0	(0.4)	2.6	3.0	(0.4)
Total oral tobacco products	37.9%	43.7%	(5.8)	37.9%	44.3%	(6.4)
Note: Our oral tobacco products segment’s retail share results exclude international volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as domestic tobacco derived oral products, in the form of MST, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with a commercialized product portfolio fully covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2024 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, and (ii) oral tobacco products, consisting of MST, snus and oral nicotine pouches. We have included results for NJOY, Horizon, Helix International, and other business activities, substantially all of which consist of research and development expense related to certain new product platforms and technologies in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2023. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illegal disposable e-vapor products, which contributes to reductions in domestic cigarette consumption levels and shipment volume;
▪the risks associated with illicit trade in tobacco products, including counterfeit products, illegally imported products, illegal disposable e-vapor products, illegal oral nicotine products and products designed to avoid the regulatory framework for tobacco products, such as products using nicotine analogues, each of which contribute to reductions in the consumption levels and shipment volumes of our businesses’ products;
▪our failure to commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations, including significant monetary and non-monetary remedies and importation bans;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including our acquisition of NJOY and other acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required, to recall products;
▪the various risks related to health epidemics and pandemics and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;

▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪our inability to attract investors due to increasing investor expectations of our performance relating to corporate responsibility factors, including environmental, social and governance matters;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to macroeconomic and geopolitical conditions; foreign currency exchange rates; ABI’s business results; ABI’s share price; impairment losses on the value of our investment; our incurrence of additional tax liabilities related to our investment in ABI; and reductions in the number of directors that we can have appointed to the ABI board of directors; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$6,209	$6,508	(4.6)%
Cost of sales [1]	1,602	1,681
Excise taxes on products [1]	932	1,070
Gross profit	3,675	3,757	(2.2)%
Marketing, administration and research costs	528	472
Asset impairment	354	—
Operating companies income	2,793	3,285	(15.0)%
Amortization of intangibles	37	27
General corporate expenses	223	353
Operating income	2,533	2,905	(12.8)%
Interest and other debt expense, net	261	257
Net periodic benefit income, excluding service cost	(25)	(31)
(Income) losses from investments in equity securities [1]	(119)	(127)
Gain on the sale of IQOS System commercialization rights	(2,700)	—
Earnings before income taxes	5,116	2,806	82.3%
Provision for income taxes	1,313	689
Net earnings	$3,803	$2,117	79.6%

Per share data:
Diluted earnings per share	$2.21	$1.19	85.7%

Weighted-average diluted shares outstanding	1,718	1,782	(3.6)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$5,495	$711	$3	$6,209
2023	5,820	680	8	6,508
% Change	(5.6)%	4.6%	(62.5)%	(4.6)%

Reconciliation:
For the quarter ended June 30, 2023	$5,820	$680	$8	$6,508
Operations	(325)	31	(5)	(299)
For the quarter ended June 30, 2024	$5,495	$711	$3	$6,209

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$2,807	$97	$(111)	$2,793
2023	2,846	443	(4)	3,285
% Change	(1.4)%	(78.1)%	(100%+)	(15.0)%

Reconciliation:
For the quarter ended June 30, 2023	$2,846	$443	$(4)	$3,285

Tobacco and health and certain other litigation items - 2023	40	—	—	40
	40	—	—	40

Asset impairment - 2024	—	(354)	—	(354)
Tobacco and health and certain other litigation items - 2024	(20)	—	—	(20)
	(20)	(354)	—	(374)
Operations	(59)	8	(107)	(158)
For the quarter ended June 30, 2024	$2,807	$97	$(111)	$2,793

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$11,785	$12,227	(3.6)%
Cost of sales [1]	3,039	3,115
Excise taxes on products [1]	1,791	2,026
Gross profit	6,955	7,086	(1.8)%
Marketing, administration and research costs	995	891
Asset impairment	354	—
Operating companies income	5,606	6,195	(9.5)%
Amortization of intangibles	64	45
General corporate expenses	335	488
Operating income	5,207	5,662	(8.0)%
Interest and other debt expense, net	515	486
Net periodic benefit income, excluding service cost	(49)	(62)
(Income) losses from investments in equity securities [1]	(414)	(47)
Gain on the sale of IQOS System commercialization rights	(2,700)	—
Earnings before income taxes	7,855	5,285	48.6%
Provision for income taxes	1,923	1,381
Net earnings	$5,932	$3,904	51.9%

Per share data[2]:
Diluted earnings per share	$3.41	$2.18	56.4%

Weighted-average diluted shares outstanding	1,738	1,784	(2.6)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$10,401	$1,362	$22	$11,785
2023	10,910	1,308	9	12,227
% Change	(4.7)%	4.1%	100%+	(3.6)%

Reconciliation:
For the six months ended June 30, 2023	$10,910	$1,308	$9	$12,227
Operations	(509)	54	13	(442)
For the six months ended June 30, 2024	$10,401	$1,362	$22	$11,785

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$5,246	$532	$(172)	$5,606
2023	5,349	859	(13)	6,195
% Change	(1.9)%	(38.1)%	(100%+)	(9.5)%

Reconciliation:
For the six months ended June 30, 2023	$5,349	$859	$(13)	$6,195

Tobacco and health and certain other litigation items - 2023	52	—	—	52
	52	—	—	52

NPM Adjustment Items - 2024	6	—	—	6
Asset impairment - 2024	—	(354)	—	(354)
Tobacco and health and certain other litigation items - 2024	(38)	—	—	(38)
	(32)	(354)	—	(386)
Operations	(123)	27	(159)	(255)
For the six months ended June 30, 2024	$5,246	$532	$(172)	$5,606

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$908	$1,041	$1,742	$1,969
Oral tobacco products	24	29	49	57
	$932	$1,070	$1,791	$2,026

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$924	$1,017	$1,779	$1,911
Oral tobacco products	2	—	5	3
	$926	$1,017	$1,784	$1,914

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$64	$67	$124	$130
Oral tobacco products	1	1	2	2
	$65	$68	$126	$132

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(121)	$(135)	$(434)	$(340)
Cronos	2	8	20	43
JUUL	—	—	—	250
	$(119)	$(127)	$(414)	$(47)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2024 Net Earnings	$3,803	$2.21
2023 Net Earnings	$2,117	$1.19
% Change	79.6%	85.7%

Reconciliation:
2023 Net Earnings	$2,117	$1.19

2023 Acquisition and disposition-related items	13	—
2023 Tobacco and health and certain other litigation items	217	0.12
2023 ABI-related special items	(2)	—
2023 Cronos-related special items	4	—
2023 Income tax items	(3)	—
Subtotal 2023 special items	229	0.12

2024 Acquisition and disposition-related items	1,882	1.09
2024 Asset impairment	(264)	(0.15)
2024 Tobacco and health and certain other litigation items	(33)	(0.02)
2024 ABI-related special items	(19)	(0.01)
2024 Cronos-related special items	(2)	—
2024 Income tax items	(19)	(0.01)
Subtotal 2024 special items	1,545	0.90

Fewer shares outstanding	—	0.05
Change in tax rate	11	—
Operations	(99)	(0.05)
2024 Net Earnings	$3,803	$2.21

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2024 Reported	$5,116	$1,313	$3,803	$2.21
Acquisition and disposition-related items	(2,557)	(675)	(1,882)	(1.09)
Asset impairment	354	90	264	0.15
Tobacco and health and certain other litigation items	44	11	33	0.02
ABI-related special items	24	5	19	0.01
Cronos-related special items	3	1	2	—
Income tax items	—	(19)	19	0.01
2024 Adjusted for Special Items	$2,984	$726	$2,258	$1.31

2023 Reported	$2,806	$689	$2,117	$1.19
Acquisition and disposition-related items	18	5	13	—
Tobacco and health and certain other litigation items	290	73	217	0.12
ABI-related special items	(3)	(1)	(2)	—
Cronos-related special items	4	—	4	—
Income tax items	—	3	(3)	—
2023 Adjusted for Special Items	$3,115	$769	$2,346	$1.31

2024 Reported Net Earnings			$3,803	$2.21
2023 Reported Net Earnings			$2,117	$1.19
% Change			79.6%	85.7%

2024 Net Earnings Adjusted for Special Items			$2,258	$1.31
2023 Net Earnings Adjusted for Special Items			$2,346	$1.31
% Change			(3.8)%	—%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2024 Net Earnings	$5,932	$3.41
2023 Net Earnings	$3,904	$2.18
% Change	51.9%	56.4%

Reconciliation:
2023 Net Earnings	$3,904	$2.18

2023 Acquisition and disposition-related items	1	—
2023 Tobacco and health and certain other litigation items	301	0.17
2023 Loss on disposition of JUUL equity securities	250	0.14
2023 ABI-related special items	(22)	(0.01)
2023 Cronos-related special items	30	0.02
Subtotal 2023 special items	560	0.32

2024 NPM Adjustment Items	5	—
2024 Acquisition and disposition-related items	1,882	1.09
2024 Asset impairment	(264)	(0.15)
2024 Tobacco and health and certain other litigation items	(52)	(0.03)
2024 ABI-related special items	48	0.02
2024 Cronos-related special items	(19)	(0.01)
2024 Income tax items	52	0.03
Subtotal 2024 special items	1,652	0.95

Fewer shares outstanding	—	0.06
Change in tax rate	17	0.01
Operations	(201)	(0.11)
2024 Net Earnings	$5,932	$3.41

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2024 Reported	$7,855	$1,923	$5,932	$3.41
NPM Adjustment Items	(6)	(1)	(5)	—
Acquisition and disposition-related items	(2,557)	(675)	(1,882)	(1.09)
Asset impairment	354	90	264	0.15
Tobacco and health and certain other litigation items	68	16	52	0.03
ABI-related special items	(62)	(14)	(48)	(0.02)
Cronos-related special items	20	1	19	0.01
Income tax items	—	52	(52)	(0.03)
2024 Adjusted for Special Items	$5,672	$1,392	$4,280	$2.46

2023 Reported	$5,285	$1,381	$3,904	$2.18
Acquisition and disposition-related items	1	—	1	—
Tobacco and health and certain other litigation items	401	100	301	0.17
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	(28)	(6)	(22)	(0.01)
Cronos-related special items	30	—	30	0.02
2023 Adjusted for Special Items	$5,939	$1,475	$4,464	$2.50

2024 Reported Net Earnings			$5,932	$3.41
2023 Reported Net Earnings			$3,904	$2.18
% Change			51.9%	56.4%

2024 Net Earnings Adjusted for Special Items			$4,280	$2.46
2023 Net Earnings Adjusted for Special Items			$4,464	$2.50
% Change			(4.1)%	(1.6)%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2023
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2023 Reported	$10,928	$2,798	$8,130	$4.57
NPM Adjustment Items	(50)	(12)	(38)	(0.02)
Acquisition, disposition and integration-related items	35	9	26	0.01
Tobacco and health and certain other litigation items	430	107	323	0.18
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	89	19	70	0.03
Cronos-related special items	29	—	29	0.02
Income tax items	—	(32)	32	0.02
2023 Adjusted for Special Items	$11,711	$2,889	$8,822	$4.95

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$1,799	$3,686
Inventories	1,174	1,215
Other current assets	567	684
Property, plant and equipment, net	1,620	1,652
Goodwill and other intangible assets, net	19,993	20,477
Investments in equity securities	8,335	10,011
Other long-term assets	899	845
Total assets	$34,387	$38,570

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,553	$1,121
Accrued settlement charges	1,320	2,563
Deferred gain from the sale of IQOS System commercialization rights	—	2,700
Other current liabilities	4,909	4,935
Long-term debt	23,470	25,112
Deferred income taxes	3,281	2,799
Accrued pension costs	127	130
Accrued postretirement health care costs	1,086	1,079
Other long-term liabilities	1,607	1,621
Total liabilities	37,353	42,060
Total stockholders’ equity (deficit) attributable to Altria	(3,016)	(3,540)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$34,387	$38,570

Total debt	$25,023	$26,233

						Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Marketing, administration and research costs	Asset impairment	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Gain on the sale of IQOS System commercialization rights
2024 Special Items - (Income) Expense
Acquisition and disposition-related items	—	—	143	—	—	(2,700)
Asset impairment	—	354	—	—	—	—
Tobacco and health and certain other litigation items	20	—	24	—	—	—
ABI-related special items	—	—	—	—	24	—
Cronos-related special items	—	—	—	—	3	—

2023 Special Items - (Income) Expense
Acquisition and disposition-related items	—	—	41	(23)	—	—
Tobacco and health and certain other litigation items	40	—	240	10	—	—
ABI-related special items	—	—	—	—	(3)	—
Cronos-related special items	—	—	—	—	4	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

							Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Gain on the sale of IQOS System commercialization rights
2024 Special Items - (Income) Expense
NPM Adjustment Items	$(6)	$—	$—	$—	$—	$—	$—
Acquisition and disposition-related items	—	—	—	143		—	(2,700)
Asset impairment	—	—	354	—	—	—	—
Tobacco and health and certain other litigation items	—	38	—	30	—	—	—
ABI-related special items	—	—	—	59	3	(124)	—
Cronos-related special items	—	—	—	—	—	20	—

2023 Special Items - (Income) Expense
Acquisition and disposition-related items	—	—	—	44	(43)	—	—
Tobacco and health and certain other litigation items	—	52	—	338	11	—	—
Loss on disposition of JUUL equity securities	—	—	—	—	—	250	—
ABI-related special items	—	—	—	—	—	(28)	—
Cronos-related special items	—	—	—	—	—	30	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.